UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2015

Eastern Virginia Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-23565	54-1866052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Hospital Road, Tappahannock, Virginia	22560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 443-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment to Employment Agreement of Joe A. Shearin

On March 19, 2015, Eastern Virginia Bankshares, Inc. (the “Company”) entered into an Amendment to Amended and Restated Employment Agreement (the “Amendment”) with Joe A. Shearin, the Company’s President and Chief Executive Officer. The Amendment, which is effective March 19, 2015, modifies certain provisions of Mr. Shearin’s Amended and Restated Employment Agreement dated January 1, 2008 (the “Employment Agreement”). The Amendment was recommended by the Compensation Committee and approved by the Board of Directors of the Company (the “Board”).

The Amendment extends the period during which the Company will provide continuing health insurance benefits to Mr. Shearin, his spouse, and his dependents following certain termination events. The Amendment provides that, in the event Mr. Shearin's employment terminates for good reason or without cause, these benefits will be provided at the Company’s expense for 36 months. The Employment Agreement previously provided that these benefits would be provided for the shorter of 36 months or the period for which Mr. Shearin would be entitled to Consolidated Omnibus Budget Reconciliation Act (“COBRA”) benefits. In addition, the Amendment provides that the Company may unilaterally terminate the Employment Agreement in connection with a change in control and pay out the value of all benefits thereunder in a lump sum, as allowed by Section 409A of the Internal Revenue Code. In all other respects, the Employment Agreement remains unmodified and in full force and effect.

The foregoing description of the Amendment is only a summary and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.3.1 and is incorporated herein by reference.

Adoption of Executive Severance Plan

On March 19, 2015, the Board, acting on the recommendation of the Compensation Committee, adopted the Eastern Virginia Bankshares, Inc. Executive Severance Plan (the “Plan”), effective as of January 1, 2015. The Plan includes each officer of the Company or its wholly-owned banking subsidiary, EVB, at the Executive Vice President level or above who does not have an employment agreement with the Company or EVB. J. Adam Sothen, Executive Vice President and Chief Financial Officer of the Company and EVB, and Ann-Cabell Williams, Executive Vice President and Retail Executive of the Company and EVB, are the current named executive officers who participate in the Plan.

The Plan generally provides severance pay and benefits to participants following certain termination events. The severance pay and benefits under the Plan consist of base salary continuation at the rate in effect on the date of termination (the “Salary Continuation Benefit”) and continued payment of an amount equal to the employer-paid portion of the monthly medical insurance premium for the participant and his or her covered spouse and dependents on the date of termination, if the participant elects and receives medical insurance coverage under COBRA following termination of employment (the “Medical Insurance Benefit”). Under the Plan, a participant whose employment is terminated other than for “cause” (as defined in the Plan) and other than in connection with a “change of control” of the Company (as defined in the Plan) will receive the Salary Continuation Benefit and the Medical Insurance Benefit for six months following termination of employment. Instead of receiving the severance pay and benefits described above, a participant whose employment is terminated other than for cause within one year following a change of control, or who experiences a “constructive discharge” (as defined in the Plan) within one year following a change of control, will receive the Salary Continuation Benefit and the Medical Insurance Benefit for twelve months following termination of employment. Payment of the Salary Continuation Benefit and the Medical Insurance Benefit is contingent in either event on the participant providing a general release of claims in favor of the Company.

The Company may amend or terminate the Plan at any time, provided that no such termination of the Plan will affect payment of the Salary Continuation Benefit and the Medical Insurance Benefit to a participant whose employment terminated and who provided the required release of claims prior to the termination of the Plan.

The foregoing description of the Plan is only a summary and is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit 10.24 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.3.1	Amendment to Amended and Restated Employment Agreement, dated as of March 19, 2015, between Eastern Virginia Bankshares, Inc. and Joe A. Shearin

10.24	Eastern Virginia Bankshares, Inc. Executive Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERN VIRGINIA BANKSHARES, INC.

Dated: March 23, 2015	/s/ J. Adam Sothen
	By:	J. Adam Sothen
Executive Vice President &
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.3.1	Amendment to Amended and Restated Employment Agreement, dated as of March 19, 2015, between Eastern Virginia Bankshares, Inc. and Joe A. Shearin

10.24	Eastern Virginia Bankshares, Inc. Executive Severance Plan